Exhibit 99.1

Prospect Capital Suspends ATM Equity Issuance, Updates 5.1% Energy Industry Exposure, Updates Credit Statistics, and Declares 79th, 80th, and 81st Consecutive Cash Dividends to Shareholders, Exceeding $1.5 Billion in Cumulative Dividends to Shareholders Since 2004

NEW YORK - (Marketwired) - December 8, 2014 - Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) made several announcements today.

EQUITY ISSUANCE SUSPENDED

In light of current share price levels, Prospect has suspended at-the-market equity issuances (the “ATM Program”) for the indefinite future. Prospect will continue to take a disciplined approach to any future potential equity issuance.

UPDATED ENERGY INDUSTRY EXPOSURE

As of September 30, 2014, Prospect’s asset concentration in the energy industry stood at 5.1%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk.

UPDATED CREDIT STATISTICS

As of December 31, 2013, Prospect’s loan non-accrual rate stood at 0.32%, weighted average portfolio net leverage stood at 4.49 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and trailing twelve month first lien origination mix stood at 58.3%.

As of September 30, 2014, Prospect’s loan non-accrual rate stood at 0.03% (a decline of 0.29%), weighted average portfolio net leverage stood at 4.14 times EBITDA (a decline of 0.35 times), and trailing twelve month first lien origination mix stood at 71.4% (an increase of 13.1%), resulting in 93.3% of our investments being assets with underlying secured debt benefiting from borrower pledged collateral. Prospect’s weighted average EBITDA per portfolio company stood at approximately $40.7 million.

REDUCED DIVIDENDS

Prospect announced today that Prospect has declared reduced monthly cash dividends to shareholders in the following amounts and with the following record and payment dates:

8.333 cents per share for February 2015 (record date of February 27, 2015 and payment date of March 19, 2015);

8.333 cents per share for March 2015 (record date of March 31, 2015 and payment date of April 23, 2015); and

8.333 cents per share for April 2015 (record date of April 30, 2015 and payment date of May 21, 2015).

These dividends mark Prospect’s 79th, 80th, and 81st consecutive cash dividends to shareholders. Prospect’s previously announced December 2014 and January 2015 dividends are unchanged from prior announcements. Prospect expects to declare its May, June, July, and August 2015 distributions in May 2015.

Based on past distributions and assuming its current share count for upcoming distributions, Prospect since inception through its April 2015 distribution will have distributed more than $13.62 per share to original continuing shareholders and $1.5 billion in cumulative distributions to all shareholders.

As a tax-efficient regulated investment company, our shareholder dividend payout requirement is based on taxable income rather than GAAP net investment income (“NII”). Taxable income can decouple meaningfully from such NII. In the September 2014 quarter, we generated taxable income of $0.44 per weighted average share (approximately $0.11 per share more than aggregate dividends paid out during that quarter). From the initial public offering through September 30, 2014, Prospect’s taxable income was $70.5 million in excess of dividends to shareholders, a current excess of $0.20 per share.

“As our updated credit statistics show, we have elected in the past year to take on less risk and focus on higher earnings quality by increasing our percentage of first lien loans and accepting lower interest rates in this yield compressed environment,” said John F. Barry III, Chairman and Chief Executive Officer of Prospect. “We have not chased higher yields that we believe do not compensate for risk. We close less than 3% of the thousands of opportunities we see each year, reflecting our disciplined credit process and culture.

“While we have more than covered our prior dividends out of taxable earnings, we are reducing the next three declared dividends from past levels because we believe we should pay a dividend that is no more than our minimum expected net investment income, based on our expectations over the next twelve months.

“We believe there may be upside to our new reduced dividend level, a dividend level we believe we can sustain over the next year and longer even with no dividends or fees from portfolio companies. We also believe we should wait for upside events to occur before committing to any increase in our dividend. If we earn one penny per quarter or more in dividends or fees from portfolio companies, we expect to earn $1.00 per share or more in NII over the next twelve months (25 cents per share or more on average each quarter). As a result, we believe 8.333 cents per share per month is a sustainable payment from NII over the next 12 months. To the extent our taxable earnings continue to exceed NII as well as our regular dividends, we may need to declare additional special dividends to meet our requirement as a tax-efficient regulated investment company to distribute 90% of our taxable income to shareholders.”

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702